Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Affimed N.V. of our report dated August 14, 2014, with respect to the statement of financial position of Affimed Therapeutics B.V. as of June 30, 2014 which report appears in the amendment No. 5 to the registration statement on Form F-1 of Affimed Therapeutics B.V.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

September 16, 2014